Exhibit No. 99

Press Release

Contact:	MW Bancorp, Inc.
Gregory P. Niesen, President and Chief Executive Officer
(513) 231-7871

MW Bancorp, Inc. Reports Results for the Three Months Ended September 30, 2016

Cincinnati, Ohio – October 19, 2016 – MW Bancorp, Inc. (the “Company”) (OTC: MWBC), the parent company of Watch Hill Bank (the “Bank”), today reported net income of $73,000, or $0.09 per diluted share, for the three months ended September 30, 2016. Net income increased by $26,000, or 55.3%, compared to net income of $47,000, or $0.06 per share, for the three months ended September 30, 2015.

The increase in net income for the three months ended September 30, 2016, compared to the same quarter ended September 30, 2015, was due primarily to increases of $107,000 in net interest income and $79,000 in non-interest income, which were partially offset by a $136,000 increase in non-interest expense and a $29,000 increase in federal income taxes. Interest income increased $101,000, or 10.5%, for the three months ended September 30, 2016, compared to the three months ended September 30, 2015, primarily due to a $113,000 increase in interest on loans, as a result of an $11.2 million, or 12.0%, increase in the average balance of loans outstanding. Total interest expense decreased $6,000, or 2.1%, for the three months ended September 30, 2016, compared to the three months ended September 30, 2015, due primarily to a decrease in interest expense on deposits of $13,000, or 6.3%. Non-interest income increased $79,000, or 101.3%, for the three months ended September 30, 2016 over the three months ended September 30, 2015, solely due to a $79,000 increase in gain on sale of loans. Non-interest expense increased $136,000, or 19.4%, for the three months ended September 30, 2016 compared to the three months ended September 30, 2015. This increase was primarily due to increases of $64,000, or 16.7%, in salaries, employee benefits and directors fees expense, as the Company increased staffing levels and stock-based compensation, $28,000, or 73.7%, in occupancy and equipment expense, due primarily to costs associated with the Company’s new office location which opened in September 2015, and $28,000,or 84.9%, in data processing, along with additional costs related to the Company’s overall growth and public reporting requirements.

The Company reported total assets of $124.2 million at September 30, 2016, an increase of $5.2 million, or 4.4%, over June 30, 2016. Total loans, including loans held for sale, increased by 7.3% to $109.1 million; total deposits increased by 1.6% to $78.5 million; and stockholders’ equity decreased by 0.1% to $16.1 million at September 30, 2016 compared to June 30, 2016.

Total nonperforming loans were $1.2 million at both September 30, 2016 and June 30, 2016. Classified loans totaled $1.4 million at September 30, 2016, compared to $1.5 million at June 30, 2016, and total loans past due greater than 30 days were $676,000 and $601,000 at those respective dates. The Company had net charge-offs totaling $3,000 for the three months ended September 30, 2016, compared to net recoveries of $3,000 for the three months ended September 30, 2015. As a percentage of nonperforming loans, the allowance for loan losses was 137.9% at September 30, 2016, compared to 135.2% at June 30, 2016.

The Company was formed in 2014 to serve as the stock holding company for the Bank following its mutual-to-stock conversion, which was completed effective January 29, 2015. The Company issued 876,163 shares at an offering price of $10.00 per share. Proceeds of the offering, net of offering costs and shares acquired by the ESOP, totaled $6.7 million. In May 2016, the Company repurchased 20,000 shares of its common stock pursuant to its previously announced stock repurchase program.

Information contained in this press release may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in MW Bancorp's operations and business environment. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on MW Bancorp's operating results, performance or financial condition are competition, the demand for our products and services, our ability to maintain current deposit and loan levels at current interest rates, deteriorating credit quality, including changes in the interest rate environment reducing interest margins, changes in prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions, our ability to maintain required capital levels and adequate sources of funding and liquidity, our ability to secure confidential information through the use of computer systems and telecommunications networks, and other factors as set forth in filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended June 30, 2015. MW Bancorp undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

MW Bancorp, Inc.

Condensed Consolidated Statements of Income

For the Three Months Ended September 30, 2016 and 2015

(In thousands, except share data)

	Three Months Ended September 30,
	2016	2015
	(Unaudited)

Interest Income
Loans, including fees	$1,018	$905
Investment securities	16	27
Interest-bearing deposits	31	32

Total interest income	1,065	964

Interest Expense
Deposits	195	208
Federal Home Loan Bank advances	88	81

Total interest expense	283	289

Net Interest Income	782	675

Provision for Loan Losses	-	5

Net Interest Income After Provision for Loan Losses	782	670

Noninterest Income
Gain on sale of loans	124	45
Income from Bank owned life insurance	23	23
Other operating	10	10

Total noninterest income	157	78

Noninterest Expense
Salaries, employee benefits and directors fees	447	383
Occupancy and equipment	66	38
Data processing	61	33
Franchise taxes	31	19
FDIC insurance premiums	20	17
Professional services	96	112
Advertising	15	22
Office supplies	13	11
Business entertainment	15	13
Other	73	53

Total noninterest expense	837	701

Income Before Federal Income Taxes	102	47

Federal Income Taxes	29	-

Net Income	$73	$47

Basic earnings per share	$0.09	0.06
Diluted earnings per share	$0.09	0.06

Weighted-average shares outstanding
Basic	818,824	806,070
Diluted	823,732	806,070

MW Bancorp, Inc.

Condensed Consolidated Balance Sheets

 September 30, 2016 and June 30, 2016

(In thousands, except share data)

	September 30,	June 30,
Assets	2016	2016
	(Unaudited)

Cash and cash equivalents	$2,018	$3,672
Interest-bearing time deposits in other financial institutions	2,100	2,100
Available-for-sale securities	3,308	3,465
Held-to-maturity securities	489	986
Loans held for sale	1,172	1,763
Loans, net of allowance for loan losses of $1,632 and $1,635	107,685	99,946
Premises and equipment, net	1,303	1,158
Federal Home Loan Bank stock, at cost	1,192	1,192
Other assets	4,269	4,012
Deferred tax assets, net	684	713

Total assets	$124,220	$119,007

Liabilities and Shareholders' Equity

Liabilities
Deposits	$78,467	$77,214
Federal Home Loan Bank advances	28,704	25,319
Other liabilities	939	350

Total liabilities	108,110	102,883

Shareholders' Equity
Preferred stock	-	-
Common stock	9	9
Additional paid-in capital	7,855	7,835
Shares acquired by ESOP	(666)	(666)
Unearned compensation - restricted stock awards	(437)	(429)
Retained earnings	9,740	9,756
Accumulated other comprehensive loss	(89)	(79)
Treasury stock	(302)	(302)

Total shareholders' equity	16,110	16,124

Total liabilities and shareholders' equity	$124,220	$119,007

MW Bancorp, Inc.

Selected Performance Ratios

At or For the Three Months Ended September 30, 2016 and 2015

	At or for the three months ended
	September 30,
	2016	2015
Performance Ratios: (1)
Return on average assets (ratio of net income
to average total assets)	0.24%	0.17%
Return on average equity (ratio of net income
to average total equity)	1.81%	1.35%
Interest rate spread (2)	2.58%	2.36%
Net interest margin (3)	2.72%	2.52%
Loans to deposits	139.56%	132.17%
Average equity to average total assets	13.45%	12.63%

Asset Quality Ratios:
Non-performing assets to total assets	0.95%	1.01%
Non-performing loans to total loans	1.08%	1.06%
Allowance for loan losses to non-performing loans	137.95%	155.27%
Allowance for loan losses to total loans	1.49%	1.65%
Net charge-offs (recoveries) to average outstanding loans	0.00%	0.00%

Capital ratios:
Equity to total assets at year end	12.97%	13.62%
Total capital to risk weighted assets (4)	18.16%	21.50%
Tier 1 capital to risk-weighted assets (4)	16.90%	20.30%
Common equity to risk-weighted assets (4)	16.90%	20.30%
Tier 1 capital to average assets (4)	12.11%	12.80%

(1)	Ratios are annualized where applicable.
(2)	The interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	Bank only capital ratios are presented.